EXHIBIT 22.4 - 1995 ANNUAL SHAREHOLDERS REPORT
















                       1995 ANNUAL REPORT





































ELECTRONIC SYSTEMS TECHNOLOGY, INC.

415 NORTH QUAY STREET
KENNEWICK, WA 99336

DEAR SHAREHOLDER,

1995 was an exciting year at Electronic Systems Technology. We launched the development of a new generation of products that will be released by mid-year 1996, continued to implement our marketing strategy targeted at the worldwide users of industrial controls, maintained strong sales to our existing customers, as well as partnering with new users of our wireless products in both the commercial and federal markets. The result was an improvement from the downturn experienced in 1994, and a record sales and revenue performance, surpassing the previous performance benchmark of year end 1993.

For the year ending December 31, 1995, EST reported ESTeem product sales of $1,535,071 compared with $1,197,720 in 1994. Total EST gross revenues for 1995 were $1,731,949 million as compared to 1994 gross revenues of $1,340,380 million, an increase of 29%. The Company reported a net before tax profit of $404,137, compared with net income before tax in 1994 of $290,839. Net income after tax for 1995 was $267,709, or $0.05 per share, as compared with net income after tax of $185,940 or $0.04 per share, in 1994. The Company's net income performance was hampered by the unfortunate occurrences of devaluation of a mutual fund investment held by the Company, and the write off of an account receivable for one of the Company's customers. For the fifth straight year shareholder equity has increased. At year end 1995, shareholder equity was $0.37 per share, as compared with $0.31 per share in 1994, a 19% increase. Your Company remains very strong financially, with $2,010,772 in current assets at year end 1995, compared with $1,597,612 in 1994, cash and short-term investments of $1.1 million, and without any long-term debt.

Our increased sales revenues for 1995 were a result of increases in domestic commercial sales, mainly to users of industrial controls, as well as a return of strong Federal Government sales, a downturn in which had impacted sales performance in 1994. We are constantly striving to increase the success of our ESTeem products in new and existing applications. We are hopeful that the release of our new generation of ESTeem products this year will reinforce our long standing position as a leader in innovative communications hardware.

In the interest of our Shareholders, our main goal has been to list the Company on a major stock exchange to facilitate increased marketability of EST stock. As stated in previous letters, the Pacific Stock Exchange (PSE) has been a prime candidate for listing. In 1995, the PSE changed their listing requirements as shown in Table 1. The major impact on the Company was changing of the bid price requirement of the stock from $1.00 to $3.00 per share and the net tangible asset requirement from $1,500,00 to $2,000,000. Management and the Board of Directors are taking these changes into consideration in determining the next course of action to meet these new requirements. In the first quarter of 1996, the Company announced a plan to repurchase amounts of its common stock from time to time through purchases on the open market. It has been our belief that the market value of the Company's stock has been under valued for some time. Through this stock repurchase program it is hoped that confidence in the Company's stock will be improved, and that the shareholders of the Company will be able to reap the ultimate benefits. It is Management's opinion that resources allocated for accomplishment of the Plan can be expended without detrimental effect to the Company's research and development, marketing or operations requirements.

PACIFIC STOCK EXCHANGE            ELECTRONIC
LISTING REQUIREMENTS               SYSTEMS
                                  TECHNOLOGY
                           (selected financial data)
    CATEGORY                   LISTING REQUIREMENTS
                         LATE       EARLY       1995         1994
                         1995       1995      YEAR END     YEAR END
NET TANGIBLE ASSETS  $2,000,000  $1,500,000  $1,877,180  $1,598,000

AFTER TAX INCOME     $  100,000  $  100,000  $  267,709  $  186,000

PUBLIC FLOAT(Shares)    500,000     750,000   4,415,979   4,415,979

MARKET VALUE
OF FLOAT             $1,500,000  $2,250,000  $2,009,000  $1,589,752

BID PRICE            $     3.00  $     1.00  $  .41-.50  $  .31-.44

Shareholders                500         750        >770        >770

OPERATING HISTORY       3 YEARS     3 YEARS    11 YEARS    10 YEARS

A final reminder for our shareholders, all of EST's filing data to the Security Exchange Commission (SEC) is available from the SEC information archive on the Internet (http://www.sec.gov).
Additionally, EST has it's Internet web site operational, (http://www.esteem.com), containing technical and sales information for our existing and potential customers. We have been pleased with the response to our web site, as it continues to develop more sales, technical and shareholder related information will be included.

I speak for the entire Company in expressing our gratitude to our shareholders and customers for their lasting and continued support, as we strive to expand upon the strong foundations we have created in world of wireless communications.


 T.L. KIRCHNER

T.L. Kirchner
President

                        COMPANY PROFILE

Electronic Systems Technology, Inc. ("EST" or the "Company") specializes in the manufacturing and development of wireless modem products. The Company uses its research and development, manufacturing, and marketing efforts to produce and market the Company's line of ESTeem (TM) Wireless Modem products and accessories. The Company offers a product line which provide innovative communication solutions for applications not served by existing conventional communication systems. The product line is offered in the growing markets for process automation in commercial, industrial, and government arenas domestically, as well as internationally. The Company's product line is marketed through direct sales, sales representatives, Original Equipment Manufacturers (OEM's), and domestic, as well as foreign, resellers.

The Company was incorporated in the State of Washington in February, 1984, and was granted a U.S. Patent for the "Wireless Computer Modem" in May 1987, and the Canadian patent in October 1988. During the past three years, the Company has continually refined its product line in response to customer needs, as well as developing a new generation of faster, more flexible, ESTeem products which are scheduled for completion in early 1996. The Company has continued to expand its customer base, particularly in the industrial controls arena with its efforts to team with all major programmable logic controller (PLC) hardware vendors. This cooperation with PLC vendors has resulted in the Company being recommended as the "Wireless Computer Modem" supplier for several networks of distributors for the PLC industry. The Company has also been included as hardware provider on Government programs such as the Core Automated Maintenance System (CAMS) for the U.S. Air Force, and Automatic Identification Technology (AIT) for the
U.S. Army.   In 1995, the Company had increased sales to the
Supervisory Control and Data Acquisition (SCADA) marketplace, with involvement in several water and wastewater treatment projects.

                      PRODUCTS AND MARKETS

EST's product line is a family of narrow band, packet burst, VHF & UHF FM radio modems provide communication links between computers, peripherals, and instrumentation controls using radio frequency waves.

Increasing computer applications in the business and industrial environment are continuously placing new requirements on data transfer. Prior to the invention of the ESTeem modem, the majority of data transfers used telephone modems or direct cable connections. Both of these alternatives had a costly side effect. When utilizing telephone modems, there is a monthly charge for the use of telephone lines. When using direct cable connections the cost of installing cable systems will usually cost as much or more than the cost of the communication system. ESTeem wireless modem products provide a "Wireless Solution" by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem models ("ESTeems") come with the industry standard asynchronous communications ports to give the user a new dimension to "Local Area Networking". As many as 253 devices can be interfaced on a single frequency. ESTeem wireless modems have over one hundred internal software commands to allow the user to easily configure the unit for any application or use. The ESTeem setup parameters are saved in its own non-volatile memory.

ESTeem Modems work on a packet burst communications concept. Packet systems, whether hardwired or radio, share the same principle of operation; data is taken from a standard RS-232C or RS-422 asynchronous port and is transmitted in "Electronic Packets" (i.e. electronic packets of information). The size of the packet can be defined by the user from 1 to 1010 bytes of information. Once a packet of data is formed, it is transmitted in a "burst," from one ESTeem to another, hence the term "packet burst communications." ESTeem Modems provide data accuracy of greater than one part in 100 million. The ESTeems have frequency agility in the VHF and UHF frequency ranges. Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through a maximum of three ESTeems to reach the destination ESTeem. An ESTeem can operate as an operating node, a repeater node, or both simultaneously, for added flexibility.

"Private Data Communications" is provided by the use of the ESTeem firmware, Synchronous Data Link Control (SDLC), bit compression, and Manchester encoding techniques. The user can define over four different security code and communications parameter groups that allow communication access to the "Radio Area Network". If higher security is required, the ESTeem is compatible with asynchronous Data Encryption Standard (DES) encryption devices.

PRODUCT APPLICATIONS

Some of the major applications and/or industries for which the ESTeem products are being utilized are as follows:

  Water and Waste Water Industry   Transportation
  Industrial Process Control       Overhead Crane Control
  Remote Data Acquisition (SCADA)  Shop Floor Manufacturing
  Law Enforcement/Public Safety    Intra-Office/Building Computer
                                                   Networking

  Petroleum Industry               Federal
     Oil and Gas Pipelines            Ground Mobile Communications
     Offshore Production              Ship to Shore Communications
     On-shore Production              Flight Line Maintenance
     Tank Farm

PRODUCT LINES

The Company's VHF radio modem products operate in the mid 60-70 MHz band of the VHF RF spectrum. The ESTeem VHF radio modem products are the ESTeem Model 85 and Model 95. The standard production units of the ESTeem Model 85 and 95 are configured to operate in the lower 70 MHz spectrum. The Model 95 ESTeem has the same features as the Model 85 with the additional technical enhancements of software frequency agility, software selectable receiver sensitivity, and received signal strength option. The major markets for these products are in industrial control, SCADA, and inventory control in the commercial arena, and inventory and command control for Federal applications.

The Company's UHF radio modem products operate in the lower 400 MHz federal radio band, and the mid to upper 400 MHz commercial radio band of the UHF RF spectrum. The ESTeem UHF radio modem products are the ESTeem Model 96F, 98F, and 96C, which have the same features as the VHF radio modem products, but were designed to operate in the lower 400 and upper 400 MHz areas of the Federal and commercial bands of the UHF RF spectrum. All of the UHF radio modem products have the additional following technical capabilities: software frequency agility, software selectable receiver sensitivity, and RF output power from two to four
watts depending on customer licensing.   The major markets for these
products are in industrial control, SCADA, and inventory control in the commercial arena, and inventory and command control for Federal applications.

The Company's Specialty Modem Products are network enhancing products using ESTeem modem technology. The ESTeem specialty modem products are the ESTeem Model 84SP, 85SP and Port Expansion Module. The ESTeem Models 84SP and 85SP are special purpose versions of the ESTeem Model 85 VHF radio modem, without radio transceiver circuitry. In place of the transceiver card is a universal interface card that allows the use of a customer's full- or half-duplex radio transceiver, turning it into a packet burst communications device. The Model 85SP is a lower cost version of the 84SP and contains only the necessary circuitry for interfacing to direct digital modulated radios. These products were originally designed to provide product sales, when interfaced to another manufacturer's transceiver, in radio frequency spectrums in which EST does not manufacturer transceivers. The major market for these products are civilian SCADA and public safety applications. The ESTeem Port Expansion Module (PEM) is designed to allow a single ESTeem product to have up to eight independent RS-232/422 communications ports. The PEM is designed with the proper input/output interfaces to be cascaded to additional PEM modules to increase the communications ports in multiple groups of eight. The major market for this product is main frame to remote terminal applications in the Domestic, Foreign, and Federal markets.

For operation in the United States, the ESTeem RF Modems require Federal Communications Commission (FCC) Type Acceptance. The FCC Type Acceptance is granted for devices which demonstrate operation within performance criteria mandated, observed, and tested by the FCC. All of the Company's products requiring FCC Type Acceptance have been granted such acceptance. For operation in Canada, the ESTeem RF Modems require Canadian Department of Communications (DOC) Type Acceptance. The DOC Type Acceptance is granted for devices which demonstrate operation within performance criteria mandated, observed, and tested by the DOC. To date the ESTeem Models 85, 96C, and 96F have applied for and have been granted type acceptance in Canada.

                      PRODUCTS FOR THE FUTURE

Due to the rapidly changing technology environment of the communications industry, specifically the markets in which the Company's products compete, standards and technologies are subject to rapid and unexpected changes. This environment results in the Company continually being required to update and enhance its existing products, as well as develop new products in order to remain competitive. The Company has under development a new generation of ESTeem products scheduled for release in the second quarter of 1996.

These products are planned to replace existing product lines in the VHF and UHF radio modem product categories. Development has recommenced on a line of radio modem products, scheduled for release in late 1996 or early 1997 which are targeted for applications within the Industrial Control and Federal markets. The Company's strategy for the future calls for continued product development and improvement of existing products. The goal of the new products is to penetrate both existing and new market applications to encourage sales growth for the Company's products and to maintain the Company's status as a leader in innovative wireless communications solutions.

                         MARKETING STRATEGY

The majority of the Company's products are sold and distributed directly from the Company's facility through direct sales to the end users of the ESTeem products. The remainder of the Company's sales are through non-exclusive, non-stocking Resellers, and Original Equipment Manufacturers (OEM's). Normally, ninety-five percent of the Company's products are distributed through direct sales and five percent are through Reseller and OEM entities. The Company carries a minimal amount of backlog, if any. Customers generally place orders on an "as needed basis".

During 1995, the Company advertised in trade publications targeted at users of control, instrumentation, and automation systems worldwide. The Company's advertising is targeted toward customers using
Programmable Logic Controllers (PLCs). There are approximately twenty five major PLC manufacturers worldwide.

The Company is continuing its Government sales activities which are directed towards all branches of the United States Armed Services. Examples of projects the Company's products are included in are flight-line maintenance for the United States Air Force, flight-line lighting for the United States Navy, command and inventory control for the United States Marine Corps, and the Automatic Identification Technology program for the United States Army. The Company's sales to Government entities is administered through the Company's General Services Administration (GSA) contract, and separate project contracts administered by both the UNISYS and Intermec Corporations, all of which are fixed price, indefinite quantity and delivery agreements.

The Company's competition varies according to the market or submarket of the communications industry in which its products are established or are entering. Due to the broad number of applications in which the Company's products perform, there is also a resulting broad number of competition in the electronics and communications industry. All of the markets in which the Company's products are sold are highly competitive. Management believes the ESTeem products compete favorably in these markets because of performance, price, and adaptable to a wide range of applications. The Company's major limitation in competing with other manufacturers is its limited marketing budget.

            MARKET INFORMATION FOR THE COMPANY'S COMMON STOCK

There is no established market for trading the Common Stock of the Company. The Common Stock is not regularly quoted in the automated quotation system of a registered securities system or association.

The Common Stock of the Company is traded on the "over-the-counter" market and is listed on the electronic bulletin board under the symbol of "ELST". The following table illustrates the average high/low price of the Common Stock for the last two (2) fiscal years. The "over-the-counter" quotations do not reflect inter-dealer prices, retail mark-ups, commissions or actual transactions.

                                             BID              ASK
                                        HIGH    LOW      HIGH    LOW
Fiscal year ended December 31, 1995
   First Quarter                        5/16    3/32      3/8   11/32
   Second Quarter                       9/32    3/32    11/32    9/32
   Third Quarter                       13/32     1/8      1/2    9/32
   Fourth Quarter                      13/32     1/8   53/100   15/32

Fiscal year ended December 31, 1994
   First Quarter                         1/2     1/4      3/4    7/16
   Second Quarter                      11/32     1/4      1/2     3/8
   Third Quarter                       13/32    5/16     9/16     1/2
   Fourth Quarter                       5/16    7/32      1/2    5/16

The above data was compiled from information obtained from the National Quotation Bureau, Inc. daily quotation service.

The approximate number of record holders of common stock of the Registrant as of January 23, 1996 was 704 persons/entities.

Electronic Systems Technology Inc. has never paid a cash dividend and the Board of Directors does not anticipate declaring cash dividends in the foreseeable future.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS

Management's discussion and analysis is intended to be read in conjunction the Company's audited financial statements the integral notes thereto. The following statements may be forward looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL: The Company is specializes in the manufacturing and development of wireless modem products. The Company offers a product line which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company offers its product lines in the growing markets for process automation in commercial, industrial, and government arenas domestically, as well as internationally. The Company markets its products through direct sales, sales representatives, Original Equipment Manufacturers (OEM's), and domestic, as well as foreign, resellers. Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 1995 vs. FISCAL YEAR 1994

GROSS REVENUES: Total revenues for the fiscal year 1995 were $1,731,949 reflecting a 29% increase from the $1,340,380 total revenues for fiscal year 1994. The increase is attributable primarily to increased sales in 1995, to $1,535, 071 as compared to 1994 sales of $1,197,720. Throughout 1995 the Company experienced increases in both customer orders of large quantity, and in total customer orders processed. Management feels this trend is due in part to increased advertising by the Company, increased awareness of wireless technology options by potential buyers of the Company's products, and customer
referrals from the Company's existing customer base.   The Company's
revenues fall into three major customer categories, Domestic, Export,
and U.S. Government Sales.   (See Note 6 to Financial Statements.)

In 1995, a majority of the Company's domestic sales were for Supervisory Control and Data Acquisition (SCADA) applications and Industrial Controls applications. An example of a SCADA system is a city's water treatment operation. An example of an Industrial Control system is a manufacturer's remote control crane operation. It is Management's opinion that these applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The percentage reduction in domestic sales is due primarily to an offsetting increase in sales to the U.S. Government in 1995.

In 1995, the Company had $223,800 in foreign export sales, amounting to 15% of total product sales for the year. For year end 1994, foreign export sales were $244,325, or 19% of total product sales for the year. It is Management's opinion that the reduction in overall foreign export sales is due to fewer purchases from customers in Asia. The reason for the decrease in Asian sales volume is unknown, though potential customer contacts were active during the year. Products purchased by foreign customers were used primarily for Industrial Control applications. It is Management's opinion foreign sales will continue to be strong in the Industrial Control arena. Other than sales through foreign distributors, management believes a majority of the Company's export sales have been obtained as a result of advertisements in Industrial & Control Systems magazine. The geographic composition of the Company's foreign export sales for 1995, and 1994 are shown in Note 6 to the Financial Statements. (See Note 6 to Financial Statements.)

In 1995 products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $396,567 or 26%, of total product sales compared with 1994 levels of $215,000, or 18%, of total product sales. The increase in U.S. Government sales are primarily the result of three factors; 1) Sales to the U.S. Marine Corps (USMC), an order which had been postponed by the USMC in late 1994. 2) Unexpected sales under the Company's AIT subcontract with the Intermec Corporation. 3) Sales in the fourth quarter under the Company's CAMS subcontract with the Unisys Corporation, the last order for which came in fourth quarter 1993, and unusually weighted the U.S. Government sales for that
fiscal year.   Products purchased by the U.S. Government were utilized
in three primary applications: Inventory Control, PC/PC (Personal Computer) networking, and Command Control. The major application for EST products is in Command Control applications, with Inventory Control second and PC/PC networking third. It is Management's opinion that in the future Command Control applications will exceed PC/PC networking applications and inventory control applications. Due to the uncertainty of the nature of U.S. Government purchasing in general, and specifically the AIT, CAMS, and other programs the Company's products are involved in, Management does not base liquidity, profitability, or material purchase projections on anticipated sales.

As of December 31, 1995, the Company had a backlog of $35,962, for orders placed late in December. The majority of these orders were shipped within the first week of January, 1996. The Company carries a minimal amount of backlog, if any. Customers generally place orders on an "as needed basis". Shipment for most of the Company's products is generally made within 5 working days after receipt of customer orders.

COST OF SALES: Cost of Sales, as a percentage of gross sales, for the years of 1995 and 1994 remained steady at 39% . Cost of Sales variations that occur are normally attributed to the type of product sold and the size of the order. Larger orders grant lower sales prices, reducing the margin of profit.

INVENTORY: The Company's year-end inventory values for 1995 and 1994 were as follows:


                               1995             1994
                             --------          -------
          Parts              $198,487         $245,569
          Work in Progress      --0--           30,553
          Finished goods       98,550          147,810
                            ---------        ---------
          TOTAL              $297,037         $423,932
                            =========        =========

The majority of the Company's material purchases are handled with scheduled purchase orders. A scheduled purchase order is an order where materials are purchased over a time period negotiated with the supplier, generally from 2 months to 12 months. Shipments are made monthly or on an as-needed basis. By using this method, the Company is able to obtain volume discounts on purchases and also assure that materials will be available when needed. Volume discounts generally provides cost savings of 25% or more. If the Company's sales are less than anticipated, inventory over-stocking can occur. The Company's objective is to keep inventory levels as low as possible to provide maximum cash liquidity, while at the same time, meet production and delivery requirements. The Company must also take into consideration that significant portion of ESTeem component parts have lead times ranging from 16 to 40 weeks. Based on past experience with component availability, current distributor relationships, and current inventory levels, the Company foresees no anticipated shortages of materials used in production.

For year end 1995, purchases and costs allocated to cost of goods sold were $475,691 as compared to $503,111 in 1994. This overall reduction is a result of the Company utilizing its inventory stocks to fill customer orders, particularly large U.S. Government orders. This is reflected in the overall reduction of inventory value at year end 1995 to $297,037 down from 1994 year end levels of $423,932.

OPERATING EXPENSES: Operating expenses, prior to allocation of expenses to Cost of Sales and Engineering Services, increased in 1995 to $839,793 from 1994 levels of $743,816. Material changes in
expenses is comprised of the following components:   Advertising
expenses increased to $50,619 in 1995 from 1994 levels of $35,848 due to the Company expanding its advertising exposure, as well as increases in fees charged by publishing companies for EST's advertising. Sales commissions increased from 1994 levels of $17,925 to $31,974 in 1995 due to increased sales to the U.S. Government, which are directly related to the sales commissions paid by the Company. Depreciation expense on the Company's assets increased from 1994 levels of $21,160 to $25,379 in 1995 due to increased depreciable assets acquired by the Company for internal networking, manufacturing, and research and development use. Supplies expenses increased to $12,383 in 1995, from 1994 levels of $9,601 due to increased requirements resulting from elements such as increases in production and research/development
projects.   Printing expenses increased from 1994 level of $6,750 to
$13,104 at year end 1995, due mainly to increased demand for customer support and marketing related material, such as owners manuals, brochures, and technical bulletins, as well as increased shareholder mailings. Professional services decreased from 1994 levels of $61,338 to $46,113 at year end 1995 due to timing differences in amounts paid for engineering services to outside third parties. In 1994, the Company had contracted with Remtron, Inc. for these services, whereas in 1995, engineering expertise was not required on development projects until late in the year.

Salaries increased to $391,826 in 1995, an increase from 1994 levels of $381,243. This increase is a result of increases in wages and benefits costs, as well as higher accrued vacation benefits from a more tenured employee base, in comparison with figures for 1994. Trade show expenses decreased from 1994 levels of $10,017 to $8,688 in 1995, due to discounts on tradeshow fee earned by the Company by being a returning participant at the attended tradeshows.

Bad Debt expense was recorded, and Accounts Receivable reduced in the amount of $57,204 for 1995 for amounts owed to the Company by Diversified Engineering, but unpaid. The Company is examining possible legal options to expedite collection of amounts owed to the Company. There was also a downward adjustment to the allowance for doubtful accounts to $1,284 for 1995 due to the Company's prior history of low accounts write-offs, leading to a net bad debt expense of $54,474 for 1995. The Company's Form 8-K dated February 9, 1996, as filed with the Securities and Exchange Commission, is incorporated herein by reference.

FISCAL YEAR 1994 vs. FISCAL YEAR 1993 RESULTS

During the period between the end of 1993 and the end of 1994, product sales decreased from $1,444,039 in 1993 to $1,197,720 due to domestic customers delaying purchases related to planned site expansions, and a drop in U.S. Government purchasing from 1993, which had included a sale to the UNISYS Corporation which unusually weighted U.S. Government sales in fiscal year 1993. It is Management's opinion that the reduction in sales revenue in 1994 was due to unforeseen changes in the economy, and not the result of known events or unusual trends.

Operating expenses increased in 1994 to $743,816, from 1993 levels of $701,366. The material changes in expenses for year end 1994 were comprised of the following components: Amortization decreased from $1,828 in 1993 to $397 in 1994 as capitalized software assets became completely amortized. Sales commissions decreased to $17,925 in 1994, from $34,098 in 1993 due to a drop in commissioned sales to the U.S. Government in 1994. Depreciation increased to $21,160 due to the increased level of depreciable equipment. Material and supplies decreased from $18,471 in 1993 to $9,601 in 1994 due to supplies requirements dropping as related to sales volume and a more conservative supply purchasing strategy employed by the Company.
Office and Administration expenses increased from $14,427 in 1994, up from $9,700 in 1993 due to increased Company mailings, and enhancements to administrative information networks. Professional service fees increased from $42,140 in 1993 to $61,338 in 1994, due to general increases in legal and audit fees, and the subcontracting of engineering expertise for research and development projects. Rent and Utilities expense increased to $25,733 in 1994 as a result of the Company leasing additional footage in the building it is currently utilizing. Trade show expenses increased to $10,017 in 1994, due to the Company's increased attendance at trade shows in 1994. Salaries increased from $344,864 in 1993 to $381,243 in 1994 due mainly to increases in wages and related benefit expenses.

LIQUIDITY AND CAPITAL RESOURCES

At December 31, 1995, the Company's working capital was $1,723,823 compared with $1,449,848 at December 31, 1994. The increase is primarily attributable to the Company's 1995 after-tax profit of $267,709. The Company's operations rely solely on the income generated from sales. The Company's major capital resource requirement is for maintaining adequate inventory levels. Long lead times for some of the critical components, ranging from 16 to 40 weeks, force the Company to maintain higher than normal inventory levels. It is Management's opinion that the Company's working capital as of December 31, 1995 is adequate for expected resource requirements for the next twelve months.

The Company's current asset to current liability ratio at December 31, 1995 was 14:1 compared to 45:1 at December 31, 1994. The ratio change is attributable primarily to the Company having higher trade accounts payable and federal income tax liability at year end 1995 than recorded for 1994, a less profitable year for the Company, therefore resulting in a comparatively lower federal income tax liability.

The Company's cash resources at December 31, 1995, including cash in the bank and cash equivalent liquid assets, were $1,162,726, reflecting an increase from cash resources of $769,967 for year end 1994. Cash flows from operating activities were provided by net income of $267,709, a decrease in inventory of $126,895, depreciation of $25,379, and non-cash loss on impaired marketable securities of $49,953. Cash flows were primarily offset by increases to investments with terms greater than 90 days of $102,000, and purchases of capital equipment totaling $68,373 in 1995.

Cash and short term investments of the Company changed in holding amounts from year end 1994 to year end 1995, with the majority of the Company's idle cash being invested in commercial paper short term investments, certificates of deposit, and money market accounts. The change in investment strategy by Company is so that the Company's liquid resources may earn improved rates of return.

The Company holds an investment in marketable securities in the Piper Jaffray Institutional Government Fund (the "Fund"). Public information indicates Piper Jaffray suffered losses due to derivatives in is Institutional Government Income Portfolio Mutual Fund. Write downs in the value of the Company's investment in this Fund totaling $49,953 in 1995 were realized due to the other than temporary decline in value of the investment, treatment for which is outlined in paragraph 16 of Statement of Financial Accounting Standard (SFAS) 115. As of December 31, 1995, the Company's investment in the Fund was valued, net of realized losses, at $121,117. Management is currently examining the feasibility of continuing to hold the Company's investment in the Fund.

The Company's trade accounts receivable, adjusted for uncollectible accounts, at December 31, 1995 were $157,920, compared to $164,311 for 1994. The decrease is attributable to the bad debt reduction of accounts receivable made at year end for amounts owed the Company by Diversified Engineering. Bad Debt expense was recordd in the amount of $57,204 for 1995 for amounts owed to the Company by Diversified Engineering, which had not been paid the Company as of December 31, 1995. Management believes that all of the Company's accounts receivable as of December 31, 1995 are collectible.

Aging of accounts receivable, as of December 31, 1995, is as follows:

               Category       Amount       Percentage
              ----------     --------     ------------
               Current       $97,135          61%
              1-30 past       39,075          25%
             31-60 past       22,828          14%
             61-90 past          nil         - 0 -
            91-120 past          nil         - 0 -
              over 120         - 0 -         - 0 -

The balances in the past due categories are considered to be at normal levels for the Company. The Company believes it's level of risk associated with customer receipts on export sales is minimal. Foreign shipments are made only after payment has been received or only if irrevocable letter of credit terms have been pre-arranged. Foreign orders are generally filled as soon as they are received, therefore, foreign exchange rate fluctuations do not impact the Company.

On May 31, 1991, the Corporation received a Promissory Note from Western Data Com in the amount of $31,491 to cover it's outstanding accounts receivable balance. The note bears interest at 12% per annum payable at $1,500 per month until paid in full. At December 31, 1995 the unpaid balance of the note was $3,449. Western Data Com is past due with it's obligation regarding the note payable. Management expects to collect the remaining balance due on the note.

Inventory levels as of December 31, 1995 were $297,037, a decrease from December 31, 1994 level of $423,932. This decrease in inventory is a result of increased customer orders in 1995 reducing inventory stocks, and a conservative purchasing strategy on the part of the Company. Outlays for capital expenditures during fiscal year 1995 amounted to $68,373. These expenditures were primarily for equipment used for research/development, manufacturing, and computer upgrades. The Company intends on investing in additional capital equipment as it is deemed necessary to support development and/or manufacture of or the near future consist of additional laboratory equipment to be used for developing improved software internal to the ESTeem Modem.

As of December 31, 1995, the Company's current liabilities were $133,592, an increase of $100,395 over the 1994 year end levels of $33,197. The increase is primarily attributable to increases in federal income tax payable on net income earned by the Company, increases in trade accounts payable due to year end purchasing activity, and increases in accrued vacation benefits due to a more tenured work force at year end 1995. All of the Company's accounts payable at year end were current.

Differences between the provision for income taxes and income taxes computed using the Federal income tax rate resulted in a deferred tax asset of $5,287 at year end 1995, compared with a $8,857 deferred tax liability for year end 1994. The primary components of the deferred tax asset were amounts provided by the Company's accrued vacation benefits payable and realized loss on impaired marketable securities as of year end 1995.

The Company's subcontract administered by UNISYS, dated December 23, 1993, is a five year indefinite delivery, indefinite quantity, fixed price contract through September 1997. Based on the terms of the UNISYS contract, and contracts of this type in general, Management does not base liquidity, profitability, or material purchase projections on anticipated sales. The Company's economic position allows it to respond to UNISYS orders on an as needed basis. Sales under the UNISYS contract in 1995 were $123,427. It is Management's opinion that sales under the UNISYS contract are impossible to predict due to the uncertain nature of U.S. Government purchasing.

The Company's AIT subcontract administered by INTERMEC, dated July 26, 1994, is a five year indefinite delivery, indefinite quantity, fixed price contract through September 1999. Based on the terms of the AIT contract, and contracts of this type in general, Management does not base liquidity, profitability, or material purchase projections on anticipated sales. The Company's economic position allows it to respond to AIT orders on an as needed basis. Sales under the AIT contract in 1995 were $62,703. It is Management's opinion that sales under the AIT contract are impossible to predict due to the uncertain nature of U.S. Government purchasing.

The Company has a General Services Administration (GSA) contract to sell goods to the U.S. Government. This contract is a fixed price, indefinite quantity and delivery agreement. The current contract runs through March 31, 1996. A renewal GSA contract is being negotiated.
If awarded the new GSA contract period would extend through March 31, 1997. Management expects its GSA contract to be renewed. Based on previous years activity, the Company expects the majority of U.S. Government purchases to be placed under the Company's GSA contract. Projections regarding liquidity, profitability, and material purchases are based on past history of annual purchases. Historically, Federal Government sales average approximately 18% of annual sales, but this level cannot be guaranteed. Due to the uncertain nature of Federal Government purchasing, procurement of material and production planning is adjusted quarterly based on demand. It is Management's opinion that the majority of Federal Government purchases in 1996 will be under this contract.

With the possible exception of orders from the Company's UNISYS, AIT, or GSA contracts, and the impact of planned research and development expenditures, Management is unaware of any known trend which would reasonably be likely to have a material effect on the Company's liquidity, results of operations, or financial condition.

The Company's operations were not adversely effected by inflation during 1995. No adverse affect is anticipated during 1996.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward looking statements that involve a number of risks and uncertainties.
In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company's reports and registrations statements filed with the Securities and Exchange Commission.

                ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                      FINANCIAL STATEMENTS
                       DECEMBER 31, 1995

                  INDEX TO FINANCIAL STATEMENTS

                                                          PAGE

ACCOUNTANTS' REPORT ON THE FINANCIAL STATEMENTS            14

BALANCE SHEETS                                           15 - 16

STATEMENT OF OPERATIONS                                    17

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY               18

STATEMENT OF CASH FLOWS                                  19 - 20

NOTES TO FINANCIAL STATEMENTS                            21 - 28

SELECTED FINANCIAL DATA                                    29

SCHEDULE I - MARKETABLE SECURITIES AND OTHER INVESTMENTS   30

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Electronic Systems
Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA  99336


We have audited the accompanying balance sheets of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ELECTRONIC SYSTEMS TECHNOLOGY, INC. as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.


                                        ROBERT MOE & ASSOCIATES, P.S.

Spokane, Washington
February 8, 1996

                ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                          BALANCE SHEETS
                     December 31, 1995 and 1994
                              ASSETS

                                             1995           1994
                                           --------        -------
CURRENT ASSETS
    Cash                                 $   15,765     $   66,032
    Money market investment                 444,335        400,935
    Certificate of Deposit                  504,626        203,000
    Bankers acceptance - SFNB                              100,000
    Commercial paper                        300,000
    Marketable securites                    121,117         98,120
    Accounts receivable, net of
     allowance for uncollectables
     of $1,284-1995 and $6,155-1994         157,920        164,311
    Inventory                               297,037        423,932
    Accrued interest                          3,745          1,922
    Prepaid insurance                         3,034          3,073
    Prepaid expenses                          1,100
    Prepaid Federal income taxes                            16,471
    Deferred tax asset                        5,287
    Current portion of note receivable        3,449          5,249
                                          ---------      ---------
         Total current assets             1,857,415      1,483,045
                                          ---------      ---------

PROPERTY & EQUIPMENT
    Leasehold improvements                   13,544         13,544
    Laboratory equipment                    254,931        192,413
    Furniture & fixtures                     15,017         15,017
    Dies & molds                             17,255         17,255
                                          ---------      ---------
                                            300,747        238,229
    Less accumulated depreciation           155,504        134,110
                                          ---------      ---------
                                            145,243        104,119
                                          ---------      ---------

OTHER ASSETS
    Patent costs, net of amortization
     of $700-1995 and $591-1994               1,150          1,259
    Deposits                                    340            837
    Capitalized software cost of
     $61,143-1995 net amortization
             of $54,519;
	$61,143-1994 net amortization
     of $52,791                               6,624          8,352
                                          ---------       --------

                                              8,114         10,448

TOTAL ASSETS                             $2,010,772     $1,597,612
                                         ==========     ==========

                  ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                           BALANCE SHEETS
                     December 31, 1995 and 1994

                 LIABILITIES AND STOCKHOLDERS' EQUITY

                                              1995          1994
                                            -------       --------
CURRENT LIABILITIES
    Accounts payable                      $  56,493      $  22,351
    Accrued payroll                           5,199            896
    Accrued payroll taxes                     1,113          1,207
    Accrued excise taxes payable                410          1,796
    Accrued vacation pay                     11,712          6,947
    Federal income taxes payable             58,665
                                         ----------     ----------
    Total current liabilities               133,592         33,197
                                         ----------     ----------
DEFERRED TAX LIABILITY                                       8,857
                                         ----------     ----------
STOCKHOLDERS' EQUITY
    Common stock, $.001 par value,
     50,000,000 shares authorized,
     5,006,667-1995 and 5,006,667-1994
     shares issued and outstanding            5,007          5,007
    Additional paid-in capital              918,057        918,057
    Unrealized loss, marketable securities                 (53,913)
    Retained earnings                       954,116        686,407
                                         ----------     ----------
                                          1,877,180      1,555,558
                                         ----------     ----------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY                     $2,010,772     $1,597,612
                                         ==========     ==========





















      The accompanying notes are an integral part of this statement

                 ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                       STATEMENT OF OPERATIONS
          for the years ended December 31, 1995, 1994 and 1993

                                   1995         1994          1993
                                 ---------    ---------    ---------

SALES                           $1,535,071   $1,197,720   $1,444,039
COST OF SALES
  Beginning inventory              423,932      386,201      325,434
  Purchases and allocated costs    475,691      503,111      658,514
                                ----------   ----------   ----------
                                   899,623      889,312      983,948
  Ending inventory                 297,037      423,932      386,201
                                ----------   ----------   ----------
                                   602,586      465,380      597,747

GROSS PROFIT                       932,485      732,340      846,292
                                ----------   ----------   ----------
OPERATING EXPENSES
  Advertising                       50,619       35,848       38,322
  Amortization                       1,837          397        1,828
  Bad Debts                         54,474
  Commissions-sales                 31,974       17,925       34,098
  Dues & Subscriptions               7,700        6,009        7,955
  Depreciation                      25,379       21,160       14,716
  Insurance                          6,911        5,176        5,504
  Materials & supplies              12,383        9,601       18,471
  Office & administration           16,628       14,427        9,700
  Printing                          13,104        6,750        5,726
  Professional services             46,113       61,338       42,140
  Rent & utilities                  25,895       25,733       13,421
  Repair & maintenance               6,992        4,863        4,827
  Salaries                         391,826      381,243      344,864
  Taxes                             74,333       80,594       87,709
  Telephone                         11,159       10,571       11,126
  Trade shows                        8,688       10,017        2,859
  Travel expenses                   53,778       52,164       56,881
  Warranty expenses                                            1,219
                                 ---------   ----------   ----------
                                   839,793      743,816      701,366
  Expenses allocated
    to cost of sales              (280,650)    (255,710)    (251,587)
                                 ---------   ----------   ----------
                                   559,143      488,106      449,779
                                 ---------   ----------   ----------

OPERATING INCOME                   373,342      244,234      396,513
                                 ---------   ----------   ----------



OTHER INCOME
 Interest income                    58,359       27,750       24,603
 Site support reimbursement
   net of allocated costs           24,259       19,667       23,270
 Loss on disposition of assets      (1,870)        (812)      (1,214)
 Realized loss on marketable
  securities due to impairment     (49,953)
 Unrealized loss on
  marketable securities                                       (4,980)
                                 ---------   ----------   ----------
                                    30,795       46,605       41,679
                                 ---------   ----------   ----------
INCOME BEFORE PROVISION FOR
  FEDERAL INCOME TAXES             404,137      290,839      438,192

PROVISION FOR FEDERAL
   INCOME TAXES                    136,428      104,899      144,970
                                 ---------   ----------   ----------
NET INCOME                     $   267,709  $   185,940  $   293,222
                                 =========   ==========   ==========
EARNINGS PER SHARE             $       .05  $       .04  $       .06
                                 =========   ==========   ==========































	The accompanying notes are an integral part of this statement

                                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                                STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                               for December 31, 1992 through December 31, 1995


                                       Common Stock         Additional    Loss on      Retained
                                       ------------          Paid-In     Marketable    Earnings
                                   Amount    Shares        Capital      Securities    (Deficit)   TOTAL
                                 ---------   ------        -------      ----------    --------  ---------
Balance at
  December 31, 1992              4,956,667    4,957       $ 901,607                 $203,958   $1,110,522
NET INCOME
  December 31, 1993                                                                  293,222      293,222
                                 ---------   ------         -------      --------    -------     --------
Balance at
  December 31, 1993              4,956,667    4,957         901,607                  497,180    1,403,744

Stock options
  Exercised
  June 2, 1994 at $.33              50,000       50          16,450                                 16,500

Unrealized loss in
  marketable securities                                                  (50,626)                  (50,626)

Cumulative effect of change
 in accounting principle;
 unrealized loss in marketable
 securities; net of income
  tax effect.                                                             (3,287)        3,287

NET INCOME
  December 31, 1994                                                                    185,940     185,940
                                 ---------    -------      ---------    --------       -------   ---------
Balance at
  December 31, 1994              5,006,667    $ 5,007      $ 918,057   $ (53,913)     $686,407  $1,555,558

Unrealized holding loss
  reclassified to realized
   loss due to impairment                                                 53,913                    53,913

NET INCOME
  December 31, 1995                                                                    267,709     267,709
                                 ---------    -------      ---------    --------       -------   ---------
                                 5,006,667    $ 5,007      $ 918,057    $      0      $954,116  $1,877,180
                                 =========    =======      =========    ========       =======   =========

                    ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                         STATEMENT OF CASH FLOWS
        for the twelve months ended December 31, 1995, 1994 and 1993

                                  1995          1994          1993
                               ---------      --------      --------
CASH FLOWS PROVIDED (USED)
IN OPERATING ACTIVITIES:
  Net income                  $  267,709     $ 185,940     $ 293,222
   Noncash expenses included
   in income:
      Depreciation                25,379        21,160        14,716
      Amortization                 1,837           397         1,828
      Deferred income taxes      (17,035)       11,370        (1,980)
      Unrealized loss on
       marketable securities                                   4,980
      Loss on disposition
       of assets                   1,870           812         1,214
      Realized loss/impaired
       securities                 49,953
Decrease (increase) in
Current Assets:
  Accounts receivable, net         6,391       114,907       (18,483)
  Inventory                      126,895       (37,731)      (60,767)
  Other current assets            13,587       (18,712)       24,345
Increase (decrease) in
Current Liabilities:
  Accounts payable, accrued
  expenses and other current
  liabilities                     41,730       (27,750)       16,646
  Federal Income Taxes Payable    59,863       (75,450)       75,450
                                 -------       -------       -------
      Net Cash Provided By
      Operating Activities       578,179       174,943       351,171
                                 -------       -------       -------

CASH FLOWS PROVIDED (USED)
IN INVESTING ACTIVITIES:
  Deposit                            497          (497)
  Capitalized software                                        (8,640)
  Proceeds received from sale
    of fixed assets                                100
  Additions to property
    & equipment                  (68,373)      (30,533)      (30,033)
  Certificates of deposit
    over 3 months               (102,000)                    104,716
  Institutional Governmental
    Income Fund                  (17,344)      (11,134)     (142,592)
                                --------       -------      --------
      Net Cash Used In
      Investing Activities      (187,220)      (42,064)      (76,549)
                                --------       -------      --------



                 ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                      STATEMENT OF CASH FLOWS
        for the twelve months ended December 31, 1995, 1994 and 1993
                             (Continued)
CASH FLOWS PROVIDED (USED) IN
FINANCING ACTIVITIES:
  Proceeds from issuance
    of common stock                             16,500
  Proceeds from note receivable    1,800         2,139         3,446
                                 -------        -------     --------
      Net Cash Provided By
      Financing Activities         1,800        18,639         3,446
                                 -------        -------     --------
NET INCREASE (DECREASE) IN
CASH AND CASH EQUIVALENTS        392,759       151,518       278,068

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF PERIOD            769,967       618,449       340,381
                                 -------       -------      --------

CASH AND CASH EQUIVALENTS AT
  ENDING OF PERIOD            $1,162,726      $769,967      $618,449
                              ==========      ========      ========

SUPPLEMENTAL DISCLOSURES
OF CASH  FLOWS INFORMATION:
Cash paid during the year for:
    Interest
    Income taxes              $   77,129    $  185,450    $   71,500
                               =========     =========     =========

  Cash and Cash equivalents:
    Cash                      $   15,765    $   66,032    $  146,851
    Money Market                 444,335       400,935       471,598
    Certificates of deposit
      (under 3	month maturity)   402,626       203,000
    Commercial paper
      (under 3	month maturity)   300,000
    Bankers acceptance                         100,000
                               ---------     ---------     ---------
                              $1,162,726    $  769,967    $  618,449
                               =========     =========     =========








The accompanying notes are an integral part of these financial statements

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   BUSINESS ORGANIZATION: The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.

   ACCOUNTING ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   REVENUE RECOGNITION: The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

   ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS: The Company uses the reserve method for recording allowance for uncollectible accounts. The amount included in Allowance for Uncollectible Accounts consists of $1,284 as of December 31, 1995 and $6,155 as of December 31, 1994.

   INVENTORY: Inventories are stated at lower of cost or market with cost determined using the FIFO (first in, first out) method.
   Inventories consisted of the following:

                           1995          1994          1993
     Parts              $ 198,487     $ 245,569     $ 199,632
     Work in progress                    30,553        56,154
     Finished goods        98,550       147,810       130,415
                         --------      --------      --------
                        $  97,037     $ 423,932     $ 386,201
                         ========      ========      ========

   PROPERTY AND EQUIPMENT: Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and a half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

   PATENT COSTS: Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (continued)

   FEDERAL INCOME TAXES: Effective as of January 1, 1992 the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Corporation and past and current tax returns. The change had no effect on prior years results.

   RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 1995 and 1994 were $85,265 and $102,918, respectively.

   EARNINGS (LOSS) PER COMMON SHARE: Primary earnings (loss) per common share are based on the weighted average number of shares outstanding during the period after consideration of the diluted effect of stock options and restricted stock awards. The primary weighted average number of common shares outstanding was 5,433,174, 5,360,982, and 5,345,844 for the years ended
   December 31, 1995, 1994, and 1993 respectively. Also, fully diluted earnings per common share assume conversion of dilutive securities when the result is dilutive.

   CAPITALIZED SOFTWARE COSTS: In August, 1985, the Statements of Financial Accounting Standards No. 86 was issued by the Financial Accounting Standards Board (FASB), directing that the costs of creating a computer software product to be sold, leased, or otherwise marketed, and which are incurred after the product's technological feasibility has been established, be capitalized. During 1986 the Company adopted this statement as permitted by the FASB No. 86 and, accordingly, capitalized all such costs subsequent to 1985. Costs incurred prior to 1986 are not permitted to be capitalized by FASB No. 86 and the Company has not capitalized such costs. All costs capitalized under FASB No. 86 are required to be amortized over their estimated revenue-producing lives, not to exceed five years, beginning on the date the product is available for distribution to customers.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     (continued)

   Amortization of capitalized software costs charged to expenses for periods presented is as follows:

                    1986     $3,234
                    1987      4,865
                    1988      9,080
                    1989     10,501
                    1990      9,527
                    1991      7,358
                    1992      6,219
                    1993      1,719
                    1994        288
                    1995      1,728

   CASH AND CASH EQUIVALENTS: Cash and cash equivalents generally consist of cash, certificates of deposit, time deposits, commercial paper and other money market instruments. The Company invests its excess cash in deposits with major banks, and commercial paper of investment grade companies and, therefore bears minimal risk. These securities have original maturity dates not exceeding three months. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

   ADVERTISING COSTS: Costs incurred for producing and communicating advertising are expensed when incurred.

 2 - FEDERAL INCOME TAXES

   Effective as of January 1, 1992 the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 Accounting for Income Taxes which establishes generally accepted accounting principles for the financial accounting measurement and disclosure principles for income taxes that are payable or refundable for the current year and for the future tax consequences of events that have been recognized in the financial statements of the Company and past and current tax returns. The change had no effect on prior years results.

   The provision for Federal Income Taxes consisted of:

                             1995           1994          1993
                           -------        -------       -------
     Currently payable    $152,265       $ 93,529      $146,950
     Deferred              (15,837)        11,370        (1,980)
                           -------        -------       -------
     Provision for Federal
       Income Taxes       $136,428       $104,899      $144,970
                           =======        =======       =======

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

 2 - FEDERAL INCOME TAXES (continued)

   The components of the net deferred tax (asset) liability at December 31, were as follows:

                             1995           1994          1993
                           -------         ------        -------
     Depreciation         $ 16,116        $12,899        $ 9,038
     Accrued vacation
       payable              (3,982)        (1,949)        (2,739)
     Allowance for uncollectible
       accounts receivable    (437)        (2,093)        (2,093)
     Unrealized loss on
       marketable securities                              (1,693)
     Realized loss due to impairment of
       marketable securities(16,984)
                           --------       -------        -------
                          $ (5,287)       $ 8,857        $ 2,513
                           ========       =======        =======

   The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

                             1995           1994          1993
                           -------       --------       --------
     Amount computed using
       the statutory rates$152,265       $ 93,529       $146,950
     Increase (reduction):
       Investment tax credit
       and research credit
       carryforward              0              0              0
     Deferred tax (asset)
       liability           (15,837)        11,370         (1,980)
                           -------        -------        -------
     Provision for Federal
       Income Taxes       $136,428       $104,899       $144,970
                           =======        =======        =======

 3 - PUBLIC OFFERING OF COMMON STOCK

   The Company sold 3,000,000 shares of its unissued common stock to the public on November 12, 1984. An offering price of $.30 per share was arbitrarily determined by the underwriter.

 4 - COMPENSATED ABSENCES

   FASB Statement No. 43 requires employers to accrue a liability for employees' compensation for certain future absences. Liabilities for vacation pay in the amounts of $11,712 and $6,947 have been accrued as of December 31, 1995 and 1994, respectively.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995
 5 - LEASES

   The Company has no obligation under capital lease arrangements.

   The Company rents its facility under a three (3) year operating lease commencing on the 1st day of December, 1993. The Company leases the facility from the Port of Kennewick, who with the assistance of federal economic development funds (EDA), has constructed a building for the purpose of leasing space to new or expanding high tech and electronic industries. The Company will pay as rental for 6,275 square feet of building space the sum of $18,990 per year, payable monthly in advance at the rate of $1,582.50 per month. A leasehold tax of $203.20 per month is due in addition to the $1,582.50 monthly rent. The rental expense for 1995, 1994 and 1993 were as follows: 1995=$21,428; 1994-$21,428;
   1993=$9,745.

   The following is a schedule of estimated future minimum rental payments required under the above operating leases over the next five succeeding fiscal years:

     YEAR ENDING DECEMBER 31,            AMOUNT
     -----------------------             ------
             1996                        19,643
             1997                           -0-
             1998                           -0-
             1999                           -0-
             2000                           -0-

 6 - FOREIGN SALES

   The Company's revenues fall into three major customer categories, Domestic, Export, and U.S. Government Sales. A percentage breakdown of E.S.T.'s major customer categories for the years of 1995 and 1994 are as follows:

                                          1995          1994
                                         ------        ------
     Domestic Sales                        59%           63%
     Export Sales                          15%           19%
     U.S. Government Sales                 26%           18%

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

6 - FOREIGN SALES (continued)

   The geographic distribution of foreign sales for 1995 and 1994 is as follows:

                                          1995          1994
                                         ------        ------
     Canada                                37%           56%
     Croatia/Slovenia                      30%            9%
     Brazil                                11%            1%
     Mexico                                 6%            5%
     Taiwan                                 5%           10%
     Chile                                  4%            --
     Israel                                 4%            3%
     Costa Rica                             2%            --
     Singapore                    less than 1%            2%
     Thailand/Indonesia           less than 1%            3%
     Venezuela                    less than 1%  less than 1%
     Egypt                                  --            6%
     Kuwait                                 --            5%

 7 - PROFIT SHARING AND SALARY DEFERRAL 401-K PLAN

   The Company sponsors a Profit Sharing Plan and Salary Deferral
   401-K plan and trust. All employees over the age of 21 are eligible. The Company is not making contributions under the current plan agreement.

 8 - STOCK OPTIONS

   On December 11, 1992, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $.50 per share. Options may be exercised any time during the period from December 11, 1992 through December 11, 1995. Following is a summary of transactions:

                                     SHARES UNDER OPTION
                                     -------------------
     Outstanding, beginning of year        125,000
     Granted during year                         0
     Canceled during year                 (125,000)
     Exercised during the year                   0
                                           -------
     Outstanding, end of year                    0
                                           =======

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

 8 - STOCK OPTIONS (continued)

   On December 10, 1993, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $.60 per share. Options may be exercised any time during the period from December 10, 1993 through December 9, 1996. Following is a summary of transactions:

                                     SHARES UNDER OPTION
                                     -------------------
     Outstanding, beginning of year        150,000
     Granted during year                         0
     Canceled during year                        0
     Exercised during year                       0
                                           -------
     Outstanding, end of year              150,000
                                           =======

   On February 3, 1995, stock options to purchase shares of the Company's common stock were granted to individual employees and directors with no less than three years continuous tenure. The options have an exercise price of $0.31 per share. Options may be exercised any time during the period from February 3, 1995 through February 2, 1998. Following is a summary of transactions:

                                     SHARES UNDER OPTION
                                     -------------------
     Outstanding, beginning of year        175,000
     Granted during year                         0
     Canceled during year                        0
     Exercised during year                       0
                                           -------
     Outstanding, end of year              175,000
                                           =======

   After termination of employment, stock options may be exercised within 90 days. During the 12 months ended December 31, 1995 125,000 shares under option expired and no shares under option were exercised. At December 31, 1995 there are 325,000 shares reserved for future exercises.

 9 - EMPLOYEE PROFIT SHARING BONUS PROGRAM (NON-QUALIFIED)

   On December 11, 1992 the Board of Directors revised the Employee Profit Sharing bonus Program as follows. The Company makes contributions to the Program in accordance with the following formula: After the Company's "net profit before tax" reaches $100,000, the Company sets aside $10,000 for the Program. Thereafter, the Company adds 8% of the "net profit before tax" to the Program.

     NET PROFIT      COMPENSATION TO FUND
       100,000       $10,000 + 8% Of amount over $100,000 NET PROFIT

                      ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

10 - CONCENTRATIONS OF CREDIT RISK

   Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable. As of December 31, 1995 the Company had cash and cash equivalents with Seattle First National Bank with a combined balance of $649,335 which is $549,335 in excess of the F.D.I.C. insured amount. At December 31, 1995 the Company held commercial paper in the amount of $300,000 which was not F.D.I.C. insured.

   At December 31, 1995 the Company had cash deposits with Pioneer Bank with a balance of $101,319 which is $1,319 in excess of the F.D.I.C. insured amount. At December 31, 1995 the Company had cash deposits with WestOne Bank with a balance of $101,307 which is $1,307 in excess of the F.D.I.C. insured amount. Additionally, at December 31, 1995, the Company had cash deposits with American National Bank with a combined balance of $107,169 which is $7,169 in excess of the F.D.I.C. insured amount. The Company holds an investment in marketable securities in the Piper Jaffray Institutional Government Fund (the "Fund"). Write downs in the value of the Company's investment in this Fund totaling
   $49,953 in 1995 were realized due to the other than temporary decline in value of the investment, treatment for which is outlined in paragraph 16 of Statement of Financial Accounting Standard (SFAS) 115. As of December 31, 1995, the Company's investment in the fund was valued, net of realized losses, at $121,117. These amounts are not insured. The Company does a periodic evaluation of the relative credit standing of each financial institution which is considered in the Company's investment strategy, as well as the relative risk and rate of return of the particular investments.

   Concentrations of credit risk with respect to trade accounts receivable are generally diversified due to the geographic dispersion of the Company's customer base. The Company purchases certain key components necessary for the production of its products from sole suppliers. The components provided by this supplier could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, a material interruption of production and/or material cost expenditures could take place.

11 - RELATED PARTY TRANSACTIONS

   For the years ended December 31, 1995, 1994, and 1993 services in the amount of $51,974, $50,788, and $93,304, respectively, were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc.

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

11 - RELATED PARTY TRANSACTIONS (continued)

   During fiscal year 1994, the Company contracted services with an engineering firm in the amount of $41,583. This firm is owned and operated by a Director of Electronic Systems Technology, Inc. For fiscal year 1995, this firm did not provide any services to Electronic Systems Technology, Inc.

12 - MARKETABLE SECURITIES

   The Corporation has adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 establishes generally accepted accounting principles for the financial accounting, measurement and disclosure principles for (1) investments in equity securities that have readily determinable fair market value and (2) all investments in debt securities. The change had no effect on prior years' securities. All the marketable securities held by the Company consists of "available-for-sale", as defined by SFAS No. 115. The basis on which cost is determined in computing realized gain or loss is the specific identification method. A loss was realized during the quarter ending
   June 30, 1995, due to an impairment in the value of the marketable securities held by the Company.

   The following information is as of December 31, 1995 and 1994:

                                             1995          1994
                                           --------      --------
     Aggregate fair value of
       marketable securities               $121,117      $ 98,120
     Gross unrealized holding gains              --            --
     Gross unrealized holding losses             --        55,606
     Gross unrealized loss due to impairment
       in marketable securities              49,953            --
     Amortized cost basis                   171,070       153,726

   Changes in marketable securities for the period ended December 31, 1995 and 1994 are as follows:

     Cost                                  $153,726      $142,591
     Purchase of shares                          --            --
     Dividends and capital gains reinvested  17,344        11,135
     Sale of securities                          --            --
     Unrealized loss                             --       (55,606)
     Realized loss due to impairment
       in marketable securities             (49,953)           --
                                           ---------     --------
     Fair market value                     $121,117      $ 98,120
                                           =========     ========

   As of March 8, 1995, the Company became aware that it had been included in a class action suit against the manager of the Company's marketable securities investments, Piper Jaffray. The

                     ELECTRONIC SYSTEMS TECHNOLOGY, INC.

                        NOTES TO FINANCIAL STATEMENTS
                               December 31, 1995

12 - MARKETABLE SECURITIES (continued)

   suit was apparently originated due to the losses experienced by investors in the Institutional Fund. The Company did not request a class action suit, but was included in the class by being an investor in such fund. The counsel pursuing the class action suit is the firm of Schatz, Paquin, Lockridge, Grindal, & Holstein, with co-counsel of the firm of Head, Seifier & Vander Weide. A settlement of the litigation has been negotiated which at the time of filing is undergoing final court approval, which if granted, will be submitted to the class for approval. Due to the current uncertain nature of this settlement, amounts or timing of any settlement cannot be predicted at the time of filing for this report.

13 - CHANGE IN ACCOUNTING PRINCIPLE

   Effective January 1, 1994, the Company changed its method of accounting for Debt and Equity Securities to conform with requirements of the Financial Accounting Standards Board. This change was adopted by the Company as of January 1, 1994, but was not reported on subsequent filing with the Commission until the Form 10Q for the quarter ending March 31, 1995. The effect of this change was to increase net income for 1994 by $3,287, which resulted in an amount of $0.0006 per share. The cumulative effect of the change of $3,287 is shown as a one-time credit to income for 1994.

                       ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                              SELECTED FINANCIAL DATA

For the five years
 ended December 31,       1995          1994        1993        1992         1991
                        ---------    ---------    ---------    ---------    ---------
Sales                  $1,535,071   $1,197,720   $1,444,039   $1,232,217   $1,123,734

Gross profit              932,485      732,340      846,292      725,406      696,732

Income (Loss)
 before provision
 for income taxes         404,137      290,839      438,192      323,555      315,120

Provision for
 income taxes             136,428      104,899      144,970       60,402            0    0

Net income (Loss)         267,709      185,940      293,222      263,153      315,120

Net income (Loss)
 per share                    .05          .04          .06          .05          .06

Weighted average
 number of shares
 outstanding            5,433,174    5,360,982    5,345,844    5,289,188    5,112,174

Total Assets            2,010,772    1,597,612    1,540,141    1,154,823      941,699

Long-term debt and
 capital lease
 obligations                    0            0            0            0            0

Stockholders'
 equity                 1,877,180    1,555,558    1,403,744    1,110,522      847,369

Stockholders'
 equity per
 share                        .37          .31          .28          .22          .17

Working capital         1,723,823    1,449,848    1,297,738    1,025,431      751,287

Current Ratio              13.9:1       44.9:1       10.5:1       24.2:1       12.2:1

Equity to
 total assets                 93%          97%          91%          96%          90%


                           ELECTRONIC SYSTEMS TECHNOLOGY, INC.
                SCHEDULE I - MARKETABLE SECURITIES AND OTHER
INVESTMENTS
                                December 31, 1995 and 1994

                                                                       Amount
                                                                       Carried
                               Units or                    Market      in the
     Name and Issuer and       Principal                  Value at     Balance
        Title of Issue           Amount        Cost       Dec. 31,     Sheet(1)
- - -------------------------     ----------     --------     --------     --------
1995 Piper Jaffray;
     Institutional Government
      Income Portfolio          $ 15,311     $171,069     $121,116     $121,116

1994     Piper Jaffray;
     Institutional Government
      Income Portfolio          $ 13,118     $153,726     $ 98,120     $ 98,120

(1) Included in the caption "Marketable Securities" in the balance sheet at
  December 31, 1995 and 1994.

CORPORATE DIRECTORY


DIRECTORS

Tommy  L. Kirchner
President
Chief Executive Officer
Electronic Systems Technology Inc.

Robert Southworth
Patent Attorney
U.S. Department of Energy

Melvin H. Brown
President
Chief Executive Officer
Manufacturing Services, Inc.

Arthur Leighton
Retired President
Chief Executive Officer
Kraft Systems Inc.

John H. Rector
Retired President
Chief Executive Officer
Western Sintering Company Inc.

John L. Schooley
President
Chief Executive Officer
President of Remtron, Inc.

EXECUTIVE OFFICERS

T. L. Kirchner
President
Chief Executive Officer

Robert Southworth
Secretary

CORPORATE HEADQUARTERS

Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick, Washington 99336
(509) 735-9092
(509) 783-5475 (Facsimile)

INDEPENDENT AUDITORS

Robert Moe and Associates
305 IBM Building
West 201 North River Drive
Spokane, Washington 99201

TRANSFER AGENT

TranSecurities International
East 12525 Mission Avenue
Spokane, Washington 99216

The Transfer Agent should be contacted for questions regarding changes in address, name, or ownership, lost certificates, and consolidation of account. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and certificate number of the certificate(s).

FORM 10-K

A copy of the Company's Form 10-KSB, as filed with the Securities and Exchange Commission , is available upon request.

CORPORATE  AND INVESTOR INFORMATION

Please direct inquiries to:
Investor Relations Department
Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick, Washington 99336

ANNUAL MEETING

The annual meeting of stockholders of Electronic Systems Technology, Inc. will be held at 3:00 p.m. on June 7, 1995, at:

Cavanaugh's Motor Inn
1101 N. Columbia Center Blvd.
Kennewick, Washington 99336

All stockholders are encouraged to attend.